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                                                                                                              Exhibit 12.2
                                                                                                               8/19/2003



                            MISSISSIPPI POWER COMPANY
        Computation of ratio of earnings to fixed charges plus preferred dividend requirements for the five years ended December 31, 2002 and the six months ended June 2003
                                                                                                                              Six
                                                                                                                             Months
                                                                                                                             Ended
                                                                                       Year ended December 31,               June
                                                                    ---------------------------------------------------------------
                                                               1998         1999        2000         2001       2002          2003
                                                                               -------------Thousands of Dollars------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Earnings Before Income Taxes                         $   91,774      $ 90,939   $  91,457     $106,391   $120,905      $122,104
  Interest expense, net of amounts capitalized              23,746        27,969      28,101       23,568     18,650         7,537
  Distributions on preferred securities of subsidiary        2,712         2,712       2,712        2,712      3,016         1,260
      AFUDC - Debt funds                                         0             0           0            0          0             0
                                                        ----------      --------   ---------     --------   --------      --------
         Earnings as defined                            $  118,232      $121,620   $ 122,270     $132,671   $142,571      $130,901
                                                        ==========      ========   =========     ========   ========      ========


FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest on long-term  debt                          $   20,567      $ 20,455   $  24,595     $ 18,187   $ 14,318      $  5,526
   Interest on affiliated loans                                  0             0           0        1,002        206            55
   Interest on interim  obligations                            943         2,750       2,450        1,518          0             0
   Amort of debt disc, premium and expense, net              1,446         1,432       1,313          954      1,021           542
   Other interest charges                                      790         3,332        (257)       1,907      3,105         1,414
  Distributions on preferred securities of subsidiary        2,712         2,712       2,712        2,712      3,016         1,260
                                                        ----------      --------   ---------     --------   --------      --------
         Fixed charges as defined                           26,458        30,681      30,813       26,280     21,666         8,797
Tax  deductible preferred dividends                            261           239         239          239        239           120
                                                        ----------       -------     -------      -------    -------       -------
                                                            26,719        30,920      31,052       26,519     21,905         8,917
                                                        ----------      --------   ---------     --------   --------      --------
Non-tax deductible preferred dividends                       1,744         1,774       1,890        1,802      1,774           887
Ratio of net income before taxes to net income          x    1.607      x  1.600   x   1.602     x  1.615   x  1.612      x  1.618
                                                        ----------      --------   ---------     --------   --------      --------
Pref dividend requirements before income taxes               2,803         2,838       3,028        2,910      2,860         1,435
                                                        ----------      --------   ---------     --------   --------      --------
Fixed charges plus pref dividend requirements           $   29,522      $ 33,758   $  34,080     $ 29,429   $ 24,765      $ 10,352
                                                        ==========      ========   =========     ========   ========      ========

RATIO OF EARNINGS TO FIXED CHARGES PLUS
   PREFERRED DIVIDEND REQUIREMENTS                             4.00         3.60        3.59         4.51       5.76         12.64
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